Exhibit 99.1

Atlantic Union Bank Helps 10,000 Small Businesses Receive $1.7 Billion

Through the SBA Paycheck Protection Program

RICHMOND, Va., April 30, 2020 – Atlantic Union Bank today announced that it has successfully received Small Business Administration (SBA) approval for more than 10,000 loans totaling over $1.7 billion through the Paycheck Protection Program (PPP). The Bank reports that approximately 80 percent of the clients to whom it has originated PPP loans operate businesses with less than 20 employees, with the median size for all loans made being approximately $45,000. The Bank plans to continue processing loans for current and new customers until the current round of PPP funding is depleted.

“Since the SBA PPP was announced, we have kept our customers and our communities at the center of all our decisions related to the program. We continued to accept loan applications after the first round of funding closed, we continued to perfect our technology and processes, and we invited new customer applications,” said John Asbury, CEO and President of Atlantic Union Bankshares. “Our Teammates continue to diligently serve our customers and their businesses in our communities throughout Virginia, Maryland and North Carolina. These businesses are the backbone of our communities, and we are honored to assist them through this difficult time.”

Atlantic Union Bank quickly and successfully processed the loans using a combination of advanced technology and manual effort. The dual process approach enabled the Bank to process applications and help a record number of customers despite the reported technological challenges the SBA faced with its PPP application approval system.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour, & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937

Beth Shivak, Vice President and Director of Corporate Communications 804.327.5746